Exhibit 21.1

List of Subsidiaries

1.	Protea Biosciences, Inc., a Delaware corporation, wholly owned by Protea Biosciences Group, Inc.

2.	ProteaBio Europe SAS, a French corporation, wholly owned by Protea Biosciences, Inc. listed in #1 above